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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 333-63354

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             (Exact name of registrant as specified in its charter)

                           M&I Auto Loan Trust 2001-1
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   c/o Bank One, N.A., as Trustee, Corp Trust 15th floor, Mail Code IL 1-0481
                   One Bank One Plaza, Chicago, IL 60670-0481
                                  312-336-9187
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           (Title of each class of securities covered by this Form)

                             3.510% Class A-1 Notes
                             3.890% Class A-2 Notes
                             4.490% Class A-3 Notes
                             4.970% Class A-4 Notes
                               5.88% Class B Notes
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [_]         Rule 12h-3(b)(1)(ii) [_]
            Rule 12g-4(a)(1)(ii) [_]         Rule 12h-3(b)(2)(i)  [_]
            Rule 12g-4(a)(2)(i)  [_]         Rule 12h-3(b)(2)(ii) [_]
            Rule 12g-4(a)(2)(ii) [_]         Rule 15d-6           [_]
            Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice date:

                       3.510% Class A-1 Notes: No Holders
                       3.890% Class A-2 Notes: No Holders
                       4.490% Class A-3 Notes: 18 Holders
                       4.970% Class A-4 Notes: 15 Holders
                          5.88% Class B Notes: 1 Holder

     Pursuant to the requirements of the Securities Exchange Act of 1934, M&I Auto Loan Trust 2001-1 as the successor by merger to the registrant has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:      January 21, 2003              By: /s/ Steven E. Charles
     -----------------------------            ----------------------------------
                                              Vice President, Bank One, N.A.
                                              as Trustee